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                                                                    EXHIBIT 10.5


                            ASSET PURCHASE AGREEMENT


      This Agreement is entered into as of the 5th day of August, 1997, by and between VALLEY INDUSTRIES, LLC, a Delaware limited liability company (the "Buyer"), AAS HOLDINGS, LLC, a Delaware limited liability company (the "Parent", and together with Buyer, the "Buyer Companies"), VALLEY INDUSTRIES, INC., a Delaware corporation (the "Company"), FISHER FAMILY HOLDINGS LIMITED PARTNERSHIP, a Nevada limited partnership ("FHLP", and together with the Company, individually, a "Seller" and, jointly, the "Sellers"), FISHER FAMILY HOLDINGS, INC., a Nevada corporation ("FFHI"), FISHER PARENT HOLDINGS, INC., a Nevada corporation ("FPHI"), FISHER PARENT HOLDINGS LIMITED PARTNERSHIP, a Nevada limited partnership ("Parent LP"), ROBERT L. FISHER ("Fisher"), ROGER T. MORGAN ("Morgan", and together with FFHI, FPHI, Parent LP and Fisher, individually, an "Equityholder" and, collectively, the "Equityholders"). The Buyer Companies, Sellers and Equityholders are sometimes referred to herein individually as a "Party" and, collectively, as the "Parties." The Sellers and Equityholders are sometimes referred to herein, jointly, severally and collectively, as the "Selling Group Members."

                                    RECITALS

      A. The Company is engaged in the business (the "Company Business") of designing, engineering, manufacturing, marketing, selling and distributing towing products, including trailer hitches, trailer balls, ball mounts, couplers, tow bars and brush guards. As of the Closing (as defined below), substantially all of the assets, rights and properties used in the conduct of the Company Business (as further defined hereinbelow, the "Valley Assets") are owned by the Sellers.

      B. The Equityholders collectively own directly or indirectly all of the capital stock, partnership interests and other equity interests in the Sellers.

      C. Pursuant to the terms and conditions herein set forth, the Buyer will purchase and acquire all of the right, title and interest of the Sellers in and to all of the Valley Assets and Third Party Property from the Sellers and the Sellers will sell, transfer, assign and convey all of their respective right, title and interest in and to Valley Assets and Third Party Property to the Buyer.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1.    DEFINITIONS.

            As used in this Agreement, the following terms shall have the meaning ascribed to them in this Section 1:






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      "Action" means any action, suit, arbitration, inquiry, proceeding, hearing or investigation by or before any court, arbitration tribunal or panel or any Governmental Authority.

      "Adjustment Date" has the meaning defined in Section 3(c)(iv) below.

      "Adjustment Notice" has the meaning set forth in Section 3(c)(i) below.

      "Affiliate" means, as to any Person, any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of voting interests or other equity interests of such Person or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. As used herein, the term "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "Affiliate Debt" means the indebtedness of the Sellers described on EXHIBIT A-1 attached hereto and any other indebtedness of either Seller to any Equityholder or any Affiliate of either Seller or any Equityholder otherwise unpaid on the Closing Date.

      "Affiliated Group" means any affiliated group within the meaning of Code
      Section 1504(a).

      "Allocable Portion" means, with respect to the share of any Selling Group Member in a particular amount, (i) in the case of Morgan, a percentage amount equal to ten percent (10%) and (ii) in the case of each of the other Selling Group Members, jointly, severally and collectively, a percentage amount equal to ninety percent (90%).

      "Applicable Laws" means, as to the Person to which reference is made, all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Authorities applicable to such Person, its assets or properties or its operations.

      "Arbitrator" means the accounting firm of Deloitte & Touche LLP or, subject to the mutual agreement of the Buyer and the Valley
      Equityholder Representative, such other firm of certified public accountants as may be so mutually agreed.

      "Assumed Contracts" means each of the Contracts, other than any Excluded Contracts.

      "Assumed Funded Debt" means the portion of the Funded Debt, to the extent outstanding as of the Closing Date, identified on EXHIBIT A-2 attached hereto.

      "Assumption Documents" means each of the instruments and other documents which are executed by the Buyer and delivered to the Sellers to further evidence the Buyer's assumption of the obligations of the Sellers to pay and discharge the Valley Liabilities and


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      otherwise assume all of the liabilities and obligations of the Sellers'
      under the terms of the Assumed Contracts.

      "Auburn Hills Lease" means that certain Lease between the Company and Herman Kaplan and Shirley Kaplan dated October 1, 1996, relating to the real property and improvements located at 1972 Brown Road in Auburn Hills, Michigan, as amended, modified or supplemented.

      "Base Equity Value" means an amount equal to $23,645,000.

      "Blanket Purchase Orders" mean such purchase orders for products of the Company as have been submitted to the Company by customers such as Chrysler Corporation, Ford Motor Company and General Motors Corporation and which cover all or a portion of such customer's annual requirements for a particular product.

      "Business Day" means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in the locale of any Party are authorized by law to be closed.

      "Buyer" has the meaning set forth in the preface above.

      "Buyer Auditors" means Price Waterhouse L.L.P. or such other firm of independent certified public accountants as may be designated by the Buyer.

      "Buyer Companies" has the meaning set forth in the preface above.

      "Charter Documents" mean the respective certificates of incorporation, bylaws, partnership agreements and other agreements, instruments or documents (i) pursuant to which the Selling Group Members have, as applicable, been formed, incorporated or organized or (ii) which otherwise govern or restrict the respective rights, powers and authority of the Selling Group Members.

      "Claims Period" has the meaning set forth in 7(a) below.

      "Closing" has the meaning set forth in Section 3(e) below.

      "Closing Asset Value" means the Net Book Value of the Valley Assets determined as of the Closing Date on the basis of the Closing Balance Sheet, provided, that, notwithstanding anything to the contrary herein, in determining the Closing Asset Value (a) no value shall be recognized for or in respect of (i) the deferred loss on the sale/leaseback relating to the Dequindre Road real property and improvements, (ii) prepaid travel expenses, (iii) unamortized tooling or (iv) nonreimbursable tooling and (b) the lost contract reserve shall be fixed at the amount of $128,000.

      "Closing Balance Sheet" has the meaning set forth in Section 3(c)(i) below.



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      "Closing Date" has the meaning set forth in Section 3(e) below.

      "Closing Equity Value" means an amount equal to the difference between the Closing Asset Value and Closing Liability Value, provided, however, that no effect shall be given to any increase in property, plant or equipment as a result of an "involuntary conversion" as defined in GAAP.

      "Closing Liability Value" means the Net Book Value of the Valley Liabilities determined as of the Closing Date on the basis of the Closing Balance Sheet.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" has the meaning set forth in the preface above.

      "Company Business" has the meaning set forth in Recital A above.

      "Confidential Information" means any confidential information pertaining to the Company and Company Business as of the date hereof, including, but not limited to, information concerning its financial condition, prospects, customers, sources of leads, methods of doing business, and the manner of design, manufacture, financing, marketing and distribution of its products, provided, however, that Confidential Information does not include information that is or becomes generally available to the public other than as a result of a disclosure in violation of Section 8(d) by any Covered Person.

      "Contract" means each contract, agreement or arrangement, whether written or oral, to which the Company is a party, or by which the Company or any of its assets is bound.

      "Conveyance Documents" means each of the instruments and other documents which are executed by either of the Sellers and delivered to the Buyer to further evidence the sale, transfer, assignment or other conveyance of the rights, title and interests of the Sellers in and to the Valley Assets and Third Party Property by the Sellers to
      Buyer.

      "Covered Persons" has the meaning set forth in Section 8(d) below.

      "Customer Tooling" means the tooling identified on EXHIBIT B attached hereto.

      "Dequindre Road Lease" means that certain Lease Agreement between the Company and Valley Realty dated January 21, 1997, relating to the real property and improvements located at 32451 and 32501 Dequindre Road in Madison Heights, Michigan, as amended, modified or supplemented.

      "Disputed Matter(s)" has the meaning set forth in Section 3(c)(iii) below.



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      "Documents" mean this Agreement, the Parent Subscription Documents, the
      Reorganization Documents, the Employment Agreement, the Conveyance Documents and the Assumption Documents, in each instance, each as amended, modified or supplemented from time to time.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (d) Employee Welfare Benefit Plan.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA
      Section 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
      Section 3(1).

      "Employment Agreement" means an Employment Agreement, dated as of the Closing Date between the Buyer and Morgan, in form satisfactory to Morgan.

      "Environmental Claim" means any notice or claim, written or oral, by any Person or any governmental authority alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from now or at any time in the past on property currently or formerly owned or operated by the Company (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or leased by the Company presently or at any time in the past or (b) any violation, or alleged violation, of any Environmental Law.

      "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health from environmental hazards, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

      "Equityholder" and "Equityholders" have the meaning set forth in the preface above.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Excluded Assets" means the Excluded Contracts and such other assets, rights and properties identified on EXHIBIT C attached hereto.



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      "Excluded Contracts" means the Excluded Debt Documents and each of the other Contracts identified on EXHIBIT D attached hereto.

      "Excluded Debt Closing Payments" has the meaning set forth in Section 3(b)(ii).

      "Excluded Debt Documents" means each of the Contracts which evidence any Excluded Obligations or any security therefor or other agreements incidental thereto.

      "Excluded Funded Debt" means the Funded Debt to the extent not Assumed Fund Debt.

      "Excluded Obligations" means, collectively, the Excluded Funded Debt, Affiliate Debt and such other liabilities, indebtedness and obligations of the Company identified on EXHIBIT E attached hereto.

      "Excluded Representations and Warranties" means those representations and warranties of the Parties set forth in subsections (a), (b), (c), (d),
      (e), (f), (g), and, as to matter of title, (h) of Section 4 hereof and subsections (a), (b), (c), (d) and (f) of Section 5 hereof.

      "Facility Leases" means the Auburn Hills Lease, the Dequindre Road Lease and the Turner Road Lease.

      "FFHI", "FHLP" and "FPHI" have the meaning set forth in the preface above.

     "Financial Statements" has the meaning set forth in Section 4(i) below.

      "Fisher" has the meaning set forth in the preface above.

      "FHLP/Valley Assets" means that portion of the Valley Assets consisting of (a) accounts and notes receivable, (b) inventory, and (c) prepaid items.

      "Funded Debt" means, without duplication, the aggregate amount (including the current portions thereof) outstanding as of the Closing Date of all
      (a) indebtedness of the Sellers for money borrowed from others and purchase money indebtedness (other than accounts payable or trade letters of credit issued in the ordinary course and outstanding as of the Closing
      Date); (b) indebtedness of the type described in clause (a) in respect of which a Seller has provided a Guaranty to any other Person, (c) indebtedness of the type described in clause (a) above secured by any Lien upon property owned by a Seller, even though each Seller has not in any manner become liable for the payment of such indebtedness; and (d) interest expense accrued but unpaid, and all prepayment premiums. on or relating to any of such indebtedness.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with such principles and methodologies as employed by the Company in the preparation of the Financial Statements, so long as such


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

      principles and methodologies do not conflict with such United States generally accepted accounting principles.

      "Governmental Authority" means any foreign, federal, state or local government or political subdivision, or any department or agency thereof.

      "Guaranty" means, with respect to the Person to which reference is made, any agreement, contingent or otherwise, excluding endorsements of checks, instruments or other items of payment in the ordinary course for deposit or collection, to guarantee or in effect guarantee or assure the payment of, or performance with respect to, any indebtedness, liability or other obligation of any other Person (a "primary obligor"), including, without limitation, any agreement made with a creditor of such primary obligor, primarily for the purpose of enabling such primary obligor to make payment of the indebtedness or to assure the owners or holders of the indebtedness against loss, (a) to supply funds to, or in any other manner invest in, such primary obligor or (b) to purchase indebtedness, or Co-purchase and pay for property if not delivered, or pay for services if not performed.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not, including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits, including all taxes payable in respect of the Michigan Single Business Tax and California Corporate Income Tax.

      "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

      "Indemnifiable Loss" means, with respect to any claim for indemnification made by a Party entitled to indemnification pursuant to this Agreement, any and all losses, liabilities, claims (including assertion of claims), damages, obligations, payments, costs and expenses incurred by such Party (including attorney's fees and expenses) with respect to such claim, including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto.

      "Indemnified Party" has the meaning set forth in Section 7(e) below.

      "Indemnifying Party" has the meaning set forth in Section 7(e) below.

      "Indemnity Claim Notice" has the meaning set forth in Section 7(e) below.



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      "Interim Balance Sheet" means the unaudited balance sheet of the Company as of March 31, 1997.

      "Interim Financial Statements" means the Interim Balance Sheet and the related unaudited statement of income and changes in stockholders' equity and cash flow for the three month period ending as of March 31, 1997.

      "Knowledge" or "known" means actual knowledge of the matter to which reference is made.

      "Leased Property" means the property leased by the Company under the Real Property Leases and each of the other leases identified on EXHIBIT F attached hereto.

      "Licensed Property" means the property or technology which is licensed to the Company as identified on EXHIBIT G attached hereto.

      "Lien" means any security interest mortgage, pledge, lien, encumbrance or other charge upon any property, including the leasehold interest of the lessor under any capital lease.

      "Lodi Environmental Liabilities" means Indemnifiable Losses any of the Buyer Indemnified Persons shall incur as a direct result of any breach or inaccuracy in the representations and warranties of the Sellers under
      Section 4(n) hereof to the extent relating to the Lodi Facility.

      "Lodi Facility" means the real property described on EXHIBIT H attached hereto, and all buildings, improvements, fixtures and fittings thereon and all easements, rights-of-way and other appurtenants thereto (such as appurtenant rights in and to public streets).

      "Material Adverse Change" and "Material Adverse Effect" mean, as related to the circumstances, events or conditions to which reference is made, any such circumstances, events or conditions which (a) has any material adverse effect upon the validity or enforceability of any of the Documents, (b) impairs, in any material respect, any of the rights of the Buyer or Parent under any of the Documents or (c) is material and adverse to the business, properties, assets, financial condition or results of operations, of the Company Business, taken as a whole.

      "Material Agreements" means, (a) the Real Property Leases, (b) each other Material Lease and (c) other than the Excluded Contracts, each other Contract of the following nature:

            (i) letters of credit, pledges, bonds or similar arrangements running to the account of or for the benefit of the Company, excluding, however, trade letters of credit and bonds issued for the benefit or account of the Company in the ordinary course of business and, which do not evidence obligations in excess of $25,000, determined as of the Closing Date;



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            (ii)   Contracts relating to the purchase, maintenance or
            acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services, excluding, however, any such Contract made in the Ordinary Course of Business and which is expected to be fully performed within 30 days of the Closing Date or which involves revenues or expenditures of less than $50,000);

            (iii)  any collective bargaining agreement;

            (iv) Contracts obligating the Company to refrain from competing with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents the Company from carrying on any lawful business or which restricts the right of the Company to use or disclose any information in its possession, excluding, however, such nondisclosure arrangements incidental to the Company's supply of product to customers pursuant to such customer's designs or specifications;

            (v) employment, compensation, severance or consulting Contracts, not otherwise terminable by the Company, without penalty, on no more than 30 days advance written notice, involving, in any instance, an annual expenditure, by the Company, including any such amounts as would be payable upon termination of such Contract (computed as if so terminated effective as of the Closing Date), of in excess of $25,000 (excluding however any such arrangements provided for under the written employment policies of the Company generally applicable to all employees of the Company);

            (vi) any Contract with any Equityholder, or any Affiliate of any Equityholder, excluding, however, any such Contract which has been terminated, without further liability to the Company, effective as of the Closing Date;

            (vii) any Contract, not otherwise cancelable by the Company without material penalty or loss, for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $100,000 per year;

            (viii) any Contract granting any Person a Lien on any of the assets of the Company, in whole or in part, other than a Permitted Lien or, in the case of any real property, any Permitted Real Estate Restriction;

            (ix) any Contract, not otherwise cancellable without liability on 30 days notice, by which (A) the Company retains any manufacturer's representatives, broker, sales agent or other distributor or (B) the Company is appointed or authorized as a sales agent, distributor or representative of any other Person;



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            (x)    any Contract under which the Company has granted or received a license or sublicense or under which the Company is obligated to pay, or has the right to receive. a royalty, license fee or similar payment of in excess of $25,000 per annum;

            (xi) any Contract for the Company's participation in any joint venture or partnership;

            (xii) any Contract for (A) the storage, transportation, treatment and disposal of any materials subject to regulation under any Environmental Laws, or (B) for storage, transportation or similar services with carriers or warehousemen, excluding, however, any such Contract entered into in the ordinary course and involving annual expenditures not exceeding $25,000;

            (xiii) other than as related to the insurance policies described on
            SCHEDULE 4(U) hereto, any Employee Benefit Plan or any Contract otherwise a Material Agreement or excluded by reason of the foregoing provisions of this definition, any Contract which is otherwise material to the assets, business, operations or financial condition of the Company and (A) is not otherwise described in a Schedule, or (B) involves the payment of more than $50,000 by the Company or (C) is not cancellable by the Company on 30 days notice without liability.

      "Material Leases" means (a) the Facility Leases and Real Property Leases and (b) each other lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement relating to any machinery, equipment, vehicle or other tangible personal property, which, individually, involves annual payments in excess of $25,000.

      "Material Real Property" means the Lodi Facility and the real property leased by the Company under the Facility Leases and Real Property Leases.

      "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products in each case with respect to which liability or standards of conduct are imposed pursuant to any Environmental Laws.

      "Members Agreement" means the Second Amended and Restated Members' Agreement among the Parent, Fisher, Morgan and the other members of the Parent, dated as of the Closing Date.

      "Morgan" has the meaning set forth in the preface above.



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      "Morgan Note" means that certain Promissory Note dated January 1, 1995, executed by Roger T. Morgan in favor of the Company, in the original principal amount of $291,500.00.

      "Most Recent Year-End" means December 31, 1996.

      "Most Recent Year-End Balance Sheet" means the balance sheet of the Company as of the Most Recent Year-End included in the Most Recent Year-End Financial Statements.

      "Most Recent Year-End Financial Statements" means the Financial Statements of the Company for, and as of, the fiscal year ending as of the Most Recent Year-End.

      "Net Book Value" means the net book value of the Valley Assets or the Valley Liabilities, as the case may be, as determined in accordance with GAAP.

      "Notice of Dispute" has the meaning set forth in Section 3(c)(iii) below.

      "Operating Agreement" means the Second Amended and Restated Operating Agreement of the Parent, dated as of the Closing Date.

      "Ordinary Course of Business" or "ordinary course of business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Other Taxes" means Taxes, other than Income Taxes.

      "Parent" has the meaning set forth in the preface above.

      "Parent LP" has the meaning set forth in the preface above.

      "Parent LP/Valley Assets" means that portion of the Valley Assets consisting of the Company's machinery, equipment, tooling, jigs, dies and other tangible personal property, other than inventory.

      "Parent Subscription Documents" means the Subscription Agreements, the Operating Agreement, the Members Agreements and each of the other agreements, instruments or documents executed by, or delivered to, Fisher and Morgan in connection with their subscription for Units of the Parent.

      "Party" or "Parties" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.



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


      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any Governmental Authority.

      "Permits" means, with respect to the Person to which reference is made, all governmental permits, licenses and authorizations necessary for the conduct of such Person's business as presently conducted.

      "Permitted Liens" means (a) Liens securing taxes, assessments or other governmental charges or levies, or the claims or demands of materialmen, mechanics, contractors, carriers, warehousemen, landlords and other similarly situated Persons, incurred in the ordinary course of business and which are not yet due and payable, or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incurred or deposits made in the ordinary course of business, and provided that no amounts secured thereby are overdue or delinquent, (i) in connection with worker's compensation, unemployment insurance, social security and other like laws or (ii) to secure performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds incurred in the ordinary course of business and (c) such other Liens, if any, described on EXHIBIT I attached hereto.

      "Permitted Real Estate Restrictions" means (a) reservations, exceptions, rights of way, encroachments, easements, covenants, conditions, restrictions, and other similar title exceptions or encumbrances affecting real property, provided that the same do not materially detract from the value of said real properties or materially interfere with their use in the ordinary conduct of business and (b) such other exceptions to title, if any, as are described in EXHIBIT J attached hereto.

     "Purchase Price" has the meaning set forth in Section 3(b) below.

      "Real Property Leases" mean the Facility Leases and each other lease of real property to which the Company is a party, other than any leases or storage agreements for warehouse space used to store inventory, entered into in the Ordinary Course of Business, and which are terminable by the Company, without penalty, on the delivery of written notice of not more than sixty (60) days.

      "Reorganization" means the transactions consummated pursuant to the Reorganization Documents and as further described in Section 2 below.

      "Reorganization Documents" mean each of those agreements, instruments and other documents to which any of the Selling Group Members are a party relating to the reorganization of Fisher's ownership of the Company and the transfer of Valley Assets ultimately to FHLP immediately prior to Closing.



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


      "Reportable Event" has the meaning set forth in ERISA Section 4043.

      "Response Period" has the meaning set forth in Section 7(e) below.

      "Review Period" means the thirty (30) day period following the Buyer's receipt of the Adjustment Notice.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Seller" and "Sellers" have the meaning set forth in the preface above.

      "Selling Group Members" has the meaning set forth in the preface above.

      "Subscription Agreements" means those certain Subscription Agreements dated as of the Closing Date between the Parent and Fisher and the Parent and Morgan, respectively, relating to the purchase by Fisher and Morgan of certain Class A Units of the Parent.

      "Tax" or "Taxes" means, with respect to any Person, all Income Taxes and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority on such Person.

      "Threatened Claims" means those matters described on EXHIBIT K attached hereto.

      "Third Party Claim" has the meaning set forth in Section 7(f) below.

      "Third Party Property" means, collectively, Leased Property, Licensed Property and Customer Tooling.

      "Transactions" means, collectively, the transactions contemplated to be effected under the terms of the Documents.

      "Turner Road Lease" means that certain Lease dated April 23, 1996 between Stanley Herstein, as Lessor, and the Company, as Lessee, for Unit C at 104 East Turner Road in Lodi, California, as supplemented by that certain Agreement to Lease Additional Space dated March 12, 1997 between such parties relating to the lease of Unit B at 104 East Turner Road in Lodi, California and that certain Lease Extension dated June 20, 1997 between such parties extending the term of the lease as related to Unit C.

      "Valley Assets" means, to the extent not otherwise an Excluded Asset, all of the Sellers' right, title and interest to and under all assets, properties, interests in properties and rights of the Sellers of every kind, nature and description, whether real, personal or mixed, moveable or immoveable, tangible or intangible, wherever located as the same shall exist immediately prior to Closing including the following:

            (a)    the Lodi Facility;

            (b) all of the assets, properties and rights of the Sellers in and to all of each Seller's (i) accounts and notes receivable and, regardless of the nature, other amounts which may be owing to either such Seller, (ii) inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, (iii) machinery, equipment, furniture, automobiles, trucks, tractors, trailers, tools, jigs, dies and other tangible personal property, (iv) in respect of Third Party Property, including all leasehold interests under all Leases (including the Material Leases and any other lease of real or personal property), (v) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (vi) rights under, and interests in, any Contracts or other arrangements relating to, or arising out of the conduct of, its business, including all Assumed Contracts, (vii) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment (exclusive of any such item relating to the payment of Income Taxes in respect of periods prior to the Closing Date), (viii) franchises, approvals, Permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (ix) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (x) rights in and with respect to the assets associated with its Employee Benefit Plans; and

            (c) all other assets, properties, rights, interests and other items existing as of the Closing Date to the extent categorized as "assets" (including "other assets") on the balance sheet of either Seller included in the Financial Statements, including all unamortized expenses, prepaid expenses or items, deposits and the like.

      The term "Valley Assets" shall not include the Excluded Assets.

      "Valley Auditors" means Ernst & Young LLP.

      "Valley Closing Bonuses" means bonus payments to be made by the Company on the Closing Date as set forth on EXHIBIT L attached hereto.

      "Valley Liabilities" means each of the following:

            (a) all liabilities and obligations of the Company, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including, without limitation, all such liabilities and obligations for, under, in respect of or arising out of (i) accounts payable and other liabilities and expenses incurred in the Ordinary Course of Business on or before the Closing Date, (ii) unpaid Taxes, other than Income Taxes, with respect to periods prior to the Closing Date, (iii) any agreements, contracts, leases, licenses, and other arrangements to which the Company is or was a party, including, without limitation, each of the Assumed
            Contracts, (iv) goods manufactured or sold prior to Closing, including all warranty and product liability claims relating thereto, (v) the Assumed Funded Debt, and (vi) all other liabilities and obligations of the Company arising out of the conduct of its business prior to the Closing Date or any of the facts, events, circumstances or conditions set forth in any of the Schedules hereto;

            (b) all liabilities and obligations of FHLP for or in respect of any of the liabilities or obligations described in clause (a) above; and

            (c) all other liabilities and obligations of the Company categorized as "liabilities" on the balance sheets of the Company included in the Financial Statements.

      The term "Valley Liabilities" shall not include the Excluded Obligations.

      "Valley Equityholder Representative" means Robert L. Fisher or such successor representative as may be designated in writing by Fisher.

      "Valley/FHLP Partnership Interest" has the meaning set forth in Section 2(a) below.

      "Valley/Parent LP Partnership Interest" has the meaning set forth in
      Section 2(a) below.

      "Valley Realty" means Valley Industries Realty, L.P., a Delaware limited partnership.

      2.    REORGANIZATION.

            Prior to the consummation of the transactions contemplated hereby,
      (i) the Company has transferred all of its right, title and interest in and to the Parent LP/Valley Assets to Parent LP in return for a limited partnership interest in Parent LP (the "Valley/Parent LP Partnership Interest"), (ii) Parent LP has, in turn, transferred all of its right, title and interest in the Valley Assets to FHLP in consideration of the issuance of a preferred limited partnership interest in FHLP to Parent LP and (iii) the Company has otherwise transferred all of its right, title and interest in and to FHLP/Valley Assets directly to FHLP in consideration of the issuance to the Company of a common limited partnership interest in FHLP (the "Valley/FHLP Partnership Interest").

      3.    BASIC TRANSACTION.

      (a) Purchase and Sale of Valley Assets/Assumption of Valley Liabilities. On and subject to the terms and conditions of this Agreement, and for the consideration specified below in this Section 3:

            (i) The Buyer agrees to purchase and acquire from the Sellers, and each of the Sellers agrees to sell, transfer, assign, convey, and deliver to the Buyer, all of the Valley Assets, including all such rights, title and interests of each Seller with respect to any Third Party Property free and clear of all Liens other than Permitted Liens and with respect to the Lodi Facility free and clear of all Liens other than Permitted Real Estate Restrictions.

            (ii) The Buyer agrees to assume, pay and discharge, as and when due, all of the Valley Liabilities.

            (iii) Simultaneously with the execution herewith, the Sellers are executing and delivering (or causing to be executed and delivered) to the Buyer, the Conveyance Documents necessary to sell, transfer, convey and assign to the Buyer, in accordance with the terms hereof, the Valley Assets, free and clear of all Liens (other than Permitted Liens). Simultaneously with the execution herewith, the Sellers shall relinquish to the Buyer possession and operating control of the Valley Assets and shall take all other steps that may be required or desirable to pass title to the Valley Assets to the Buyer.

            (iv) The Sellers shall promptly pay or deliver to the Buyer any amounts or items which may be received by the Sellers after the Closing which constitute Valley Assets and shall cause all customer orders and purchase orders placed with Affiliates of the Sellers and relating to the products or services of the Company Business to be assigned at the Closing to the Buyer. Each of the Selling Group Members shall, at any time and from time to time after the Closing, upon the reasonable request of the Buyer, and at Buyer's sole cost and expense, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such further acts, transfers, conveyances, assignments or assurances as may reasonably be required for better selling, transferring, conveying, assigning and assuring to the Buyer, or for aiding and assisting in the collection of or reducing to possession by the Buyer, any of the Valley Assets.

            (v) Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any contract, license, real or personal property lease, sales order, purchase order or other agreement, or any claim or right with respect to any benefit arising thereunder or resulting therefrom, or any Permit, if an attempted transfer, sublease or assignment thereof, without the required consent of any other party thereto, would constitute a breach thereof or in any respect affect the rights of the Buyer or the Sellers thereunder. The Sellers shall use their commercially reasonable efforts to obtain the consent of any such third party to any of the foregoing to the transfer or assignment thereof to the Buyer in all cases in which such consent is required for such transfer or assignment. If such consent is not obtained, the Sellers, at Buyer's sole cost and expense, shall make any arrangements necessary or desirable to provide for the Buyer the benefits thereunder, including, without limitation, enforcement by the Sellers for the benefit of the Buyer of any and all rights of the Sellers thereunder against the other parties thereto.

            (vi) The Sellers hereby constitute and appoint the Buyer and its successors and assigns the true and lawful attorney of the Sellers with full power of substitution, in the name of the Buyer, or the name of the Sellers on behalf of and for the benefit of the Buyer, to collect all accounts and notes receivable and other items being sold, transferred, conveyed and assigned to the Buyer hereunder to endorse, without recourse, checks, notes and other instruments constituting the Valley Assets in the name of the Sellers, to institute and prosecute all proceedings which the Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Valley Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Valley Assets or the Company Business and to all such acts and things in relation thereto as the Buyer may deem advisable. The foregoing powers are coupled with an interest and shall be irrevocable by the Sellers, directly or indirectly, whether by the dissolution of the Sellers or in any manner or for any reason.

      (b)   The Purchase Price

            (i) Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by the Buyer to the Sellers for the Valley Assets, and the covenants set forth in Section Sections 8(c) and 8(e) hereof, shall be an amount equal to:

                   (A)   $___________ (the "Closing Payment Amount"); and

                   (B) less, the amount, if any, by which the Closing Equity Value is less than the Base Equity Value, or plus, the amount, if any, by which the Closing Equity Value exceeds the Base Equity Value.

            The Purchase Price, as increased to reflect the Closing Liability Value, shall be subject to allocation among the Valley Assets by the Buyer in accordance with the allocation principles attached as EXHIBIT M hereto, provided, that, the allocation so made by the Buyer shall be subject to the Sellers' consent, which will not be unreasonably withheld. The Parties agree to use such allocation for all purposes and to assist each other as reasonably requested in the preparation of IRS Form 8594.

            (ii) Payment of Closing Payment Amount. The Closing Payment Amount shall be paid, on the Closing Date, to or for the account of the Sellers as follows:

                   (A) such amounts as may be required to discharge any Liens (not otherwise a Permitted Lien) securing any Excluded Funded Debt (the "Excluded Debt Closing Payments") shall be paid and delivered by Buyer, out of and as a credit against the Closing Payment Amount, directly to the holders of such Excluded Funded Debt; and

                   (B) the balance of the Closing Payment Amount (i.e. after credit for Excluded Debt Closing Payments) shall be paid by wire transfer of immediately available funds to such account(s) as the Sellers may direct.

            The amount of the Excluded Debt Closing Payments shall be determined on the basis of the payoff letters from the holders of such Excluded Funded Debt required to be so paid as delivered to Buyer under the provisions of Section 3(f)(i)(G) below.

            (iii) Payment of Adjustments. Following the finalization of the Closing Balance Sheet in accordance with the provisions of Section 3(c) below, the Buyer and Sellers shall, within five (5) Business Days following the Adjustment Date, make such final payments in respect of the Purchase Price as follows:

                   (A) If the Closing Equity Value is greater than the Base Equity Value (the amount of such excess being referred to herein as the "Underpayment Amount"), the Buyer shall pay the Underpayment Amount to the Sellers; or

                   (B) If the Closing Equity Value is less than the Base Equity Value (the amount of such shortfall being referred to herein as the "Overpayment Amount"), the Sellers shall pay the Overpayment Amount to the Buyer.

            (iv) Reliance. The Buyer shall be entitled to rely on the such written disbursement instructions or payment directions as may be executed by each of the Sellers in making any payment required to be made to the Sellers under this Agreement.

      (c)   Closing Balance Sheet.

            (i) Preparation of Closing Balance Sheet. Promptly following the Closing, the Company's internal accounting staff shall prepare a balance sheet of the Company as of Closing Date (the "Closing Balance Sheet") which, for purposes of this Agreement, shall reflect the Net Book Value of FHLP's interest in the Valley Assets as if such interest were wholly-owned by the Company. The Valley Auditors shall, at the expense of the Sellers, review the Closing Balance Sheet as so prepared and issue their report thereon as provided below. For such purposes, the Buyer shall provide the Valley Auditors with such access to, and copies of, such financial information and reports concerning the Valley Assets and Valley Liabilities as the Valley Auditors deem necessary or appropriate so as to enable them to so review the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP and reviewed subject to standards otherwise consistent with the "review" provisions of Statement No. 1, entitled "Compilation and Review of Financial Statements" (December 1978) of the Accounting and Review Services Committee of the American Institute of
            Certified Public Accountants. For purposes of the foregoing, the Closing Balance Sheet shall specifically identify any Excluded Obligations otherwise discharged on the Closing Date.

            The Valley Auditors shall provide the Parties with the Closing Balance Sheet, together with its report thereon to the effect that there are no material modifications that should be made to the Closing Balance Sheet in order for them to be in conformity with GAAP, as soon as practicable but in any event not later than 45 days after the Closing Date. In addition to such report, the Valley Auditors shall, at the time of delivery of the report on the Closing Balance Sheet, also provide the Buyer and Sellers with a separate schedule setting forth the calculation of the Closing Equity Value. The Closing Equity Value shall be calculated in accordance with the agreed-upon procedures set forth on EXHIBIT N attached hereto, which the Parties agree shall be followed in making such calculation. Upon calculation of the Closing Equity Value, the Sellers shall promptly deliver a written notice to Buyer setting forth, as applicable, the calculation of the Underpayment Amount or Overpayment Amount, if any (the "Adjustment Notice").

            (ii) Review by Buyer's Auditors. In rendering the foregoing review and report, the Valley Auditors shall consult with the Buyer Auditors, and permit the

            Buyer Auditors and Buyer at the earliest practicable date to review the report of the Valley Auditors, including all work papers, schedules and calculations related thereto, whether prior to or after the issuance thereof. The Buyer Auditors shall commence its review of said work papers, schedules and calculations as soon as practicable after the Valley Auditors have completed the field work phase of its review. Final review of the Closing Balance Sheet as prepared by the Valley Auditors, and the related determination of the Closing Equity Value, shall be completed by the Buyer and Buyer Auditors within the Review Period.

            (iii) Dispute Resolution. To the extent the Buyer (or the Buyer Auditors) dispute the Closing Balance Sheet, or the amount of the Closing Equity Value, such dispute (a "Disputed Matter(s)") shall be resolved in the following manner:

                   (A) Buyer shall notify the Valley Equityholder Representative in writing of such Disputed Matter(s), describing such Disputed Matter(s) in reasonable detail, prior to the expiration of the Review Period (such notice being referred to as a "Notice of Dispute"). In the absence of the timely delivery of a Notice of Dispute to the Valley Equityholder Representative, the Closing Balance Sheet, and Closing Equity Value, as determined by the Valley Auditors shall be final and binding upon the Parties;

                   (B) during the 30 day period following the date of receipt of a Notice of Dispute, the Valley Equityholder Representative and Buyer shall attempt, in good faith, to resolve the Disputed Matter(s) and to determine the appropriateness of the Closing Balance Sheet or the Closing Equity Value; and

                   (C) if at the end of the 30 day period specified in subsection (c)(iii)(B) above, the Valley Equityholder Representative and Buyer shall have failed to reach a written agreement with respect to the Disputed Matter(s), such matter(s) shall be referred for final binding resolution to the Arbitrator, which shall act as an arbitrator and shall issue its report as to the Closing Balance Sheet and Closing Equity Value within sixty (60) days after such dispute is referred to the Arbitrator. The Arbitrator shall issue such report using the methodologies specified in this Agreement. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by the Selling Group Members on the one hand (in accordance with their Allocable Portion) and Buyer on the other hand. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final, binding, not subject to collateral attack and there shall be no right of appeal therefrom.

            (iv) Adjustment Date. The "Adjustment Date", as such term is used herein, shall be the later of the last day of the Review Period, or, assuming a Notice of Dispute is delivered by the Buyer to the Valley Equityholder Representative, the date upon which the Disputed Matter(s), if any, are finally resolved pursuant to the foregoing procedures of this Section 3(c).

      (d) Allocation to Non-Compete and Non-Solicitation Covenants. $100,000 of the Purchase Price shall be allocated to, and deemed consideration for the covenants set forth in Section Section 8(c) and 8(e) below.

      (e) The Closing. The closing ("Closing") of the transactions contemplated hereby shall, unless a later date is otherwise mutually agreed upon in writing by the Buyer and Valley Equityholder
      Representative, take place on the date hereof. The date of the Closing is herein referred to as the "Closing Date."

      (f) Actions Taken at Closing. At the Closing and subject to the terms and conditions herein contained:

            (i) unless otherwise waived by the Buyer, the Sellers shall deliver to Buyer the following:

                   (A) such bills of sale, deeds, assignments, releases and other instruments, documents and certificates (including Conveyance Documents), duly executed by the Sellers or, as applicable, the holders of any Liens, as may, in the opinion of the Buyer, be required to effectively vest in Buyer all of the right, title and interest of the Sellers in and to the Valley Assets, free and clear of all Liens of any nature, other than Permitted Liens;

                   (B) such opinion(s) of counsel from counsel to the Selling Group Members, addressed to the Buyer and dated as of the Closing Date, in form and substance satisfactory to the Buyer;

                   (C) copies of the Charter Documents of each Selling Group Member other than Fisher and Morgan, accompanied by a certificate of the Secretary of such Selling Group Member (or the General Partner thereof);

                   (D) good standing certificates for the Company from the States of Delaware, Michigan and California and from each of the other Selling Group Members (other than Morgan and Fisher) from the respective jurisdiction of such organization;

                   (E) to the extent that the rights of the Company under, or in respect of, any Assumed Contract or Permit would be subject to termination or revocation by reason of the sale and transfer of the Valley Assets to the Buyer unless the consent of another Person is first obtained, and such termination or revocation would result in a Material Adverse Effect, such consent(s) with respect thereto as Buyer may reasonably require;

                   (F) such estoppel letters, subordination, non-disturbance and attornment agreements and landlord waiver agreements, in such form as Buyer may reasonably require, executed by the owners and/or mortgagees of the real property leased to the Company under the Facility Leases.

                   (G) customary forms of pay-off letters from all holders of Excluded Funded Debt secured by any Lien, together with, in recordable form where appropriate, such lien releases, termination statements, trademark and patent assignments and other documents reasonably requested by the Buyer in order to evidence the release and/or termination of any Liens securing the repayment of any such Excluded Funded Debt, it being agreed by the Buyer that all such instruments effecting the release of Liens may be delivered under reasonable conditions of escrow requiring the payment of the related Excluded Funded Debt as a condition of delivery to the Buyer; and

                   (H) a certificate, executed by the Selling Group Members, to the effect that:

                         (1) the representations and warranties made by such Selling Group Members under the Documents do not contain any untrue statement of a material fact and, when taken together, do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they are made, not materially misleading;

                         (2) the Selling Group Members holders have performed and complied with all of their respective covenants under the Documents in all material respects through the Closing Date; and

                         (3) no injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the Transactions; and

                   (I)   MESC Form 1027, executed by the Company.

            (ii) Unless otherwise agreed by the Valley Equityholder Representative, Buyer shall deliver to the Sellers the following:

                   (A) the Closing Payment Amount in accordance with Section 3(b)(ii) hereof; and

                   (B) an opinion of counsel from counsel to Buyer addressed to the Sellers, dated as of the Closing Date, and in form and substance satisfactory to the Sellers;

                   (C) an instrument of assumption evidencing Buyer's assumption of the Valley Liabilities in form reasonably acceptable to the Sellers, together with such additional forms of assignment and assumption with respect to such of the Assumed Contracts as the Sellers may reasonably require.

                   (D) a certificate, executed by the Buyer Companies, to the effect that:

                         (1) the representations and warranties made by the Buyer Companies under the Documents do not contain any untrue statement of a material fact and, when taken together, do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they are made, not materially misleading;

                         (2) the Buyer Companies have performed and complied with all of their respective covenants under the Documents in all material respects through the Closing Date; and

                         (3) no injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the Transactions.

            (iii) Unless otherwise agreed by Morgan, the Buyer shall otherwise deliver the Employment Agreement, duly executed by Buyer, to Morgan and Morgan shall execute and deliver to the Buyer, a copy of such Employment Agreement.

            (iv) Sellers shall cause, or have caused, Medikmark, Inc. and Automed, Inc. to repay all amounts owed to the Company as reimbursement for claims paid by the Company to, or for the account of, employees and beneficiaries of Medikmark, Inc. and Automed, Inc. under the Company's health plan.

      4.    REPRESENTATIONS AND WARRANTIES OF SELLERS.

            Each of the Sellers hereby jointly and severally represent and warrant to the Buyer that:

      (a) Organizational Matters. Each Selling Group Member (other than Morgan and Fisher) is a corporation or limited partnership duly organized, validly existing, and in good standing under the laws of the state of its incorporation, formation or organization. Each Selling Group Member has all requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it has been and is now conducted. The Charter Documents of each Selling Group Member delivered under Section 3(f)(i)(C) above are correct complete and in full force and effect on the date hereof. Each Selling Group Member is qualified to do business and in good standing as a foreign Person in each jurisdiction where the conduct of its business or the ownership of its assets requires it to be so qualified. Except to the extent otherwise disclosed herein, and except as may relate to Fisher or Morgan, none of the Selling Group Members has any subsidiary corporations, nor does any such Selling Group Member own any interest, directly or indirectly, in any other business, enterprise, firm or corporation.

      (b) FHLP Interests. After giving effect to the Reorganization and the Closing of the transactions contemplated by this Agreement, none of the Selling Group Members has any interest in any of the Valley Assets. Prior to the Closing, FHLP, FFHI, FPHI and Parent LP did not engage in any transactions or conduct any business whatsoever except in connection with the consummation of the Reorganization. On and as of the Closing Date, the Reorganization has been fully consummated in accordance with its terms. None of the Selling Group Members (other than the Company) has any employees. The entirety of the Company Business is operated by the Company.

      (c) Authorization of Transactions. Each of the Selling Group Members has full power and authority to execute and deliver each of the Documents to which it is a party and to perform his or its obligations under all such Documents. Each of the Documents constitutes the valid and legally binding obligation of each of the Selling Group Members a party thereto, enforceable in accordance with its terms and conditions. Except as set forth on SCHEDULE 4(C) hereto, no filing with, and no Permit, authorization, consent or approval of, any Person is necessary to be made or obtained by any of the Selling Group Members for the consummation of the Transactions which has not otherwise been so made or obtained. The execution, delivery and performance by each of the Selling Group Members of this Agreement and each other Document to which he or it is or will be a party, and the consummation of the Transactions, have been duly and validly authorized by all necessary action on the part of each such Party.

      (d) Litigation. There are no Actions pending or, to the knowledge of any of the Sellers, threatened against or involving any Selling
      Group Member, or any of his or its assets or properties, that question the validity of any of the Documents or seeks to prohibit, enjoin or otherwise challenge the consummation of the Transactions. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Governmental Authority against any Selling Group Member, or any of his or its assets or properties, which prohibit or enjoin the consummation of the Transactions.

      (e) Noncontravention. Except as set forth on SCHEDULE 4(E) hereto, neither the execution and the delivery of the Documents by any Selling Group Member, nor the performance by any such Selling Group Member of his or its obligations thereunder, will (i) violate any law, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or court to which any such Selling Group Member is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, Permit or other arrangement to which any such Selling Group Member is a party or by which he or it is bound or to which any of his or its assets is subject.

      (f) Consents and Authorizations. Except as set forth in SCHEDULE 4(F) attached hereto, none of the Selling Group Members need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate any of the Transactions.

      (g) Brokers' Fees. The Selling Group Members will be and remain solely and fully liable for, and will pay and discharge, all fees or commissions which are payable with respect to the transactions contemplated by this Agreement to any broker, finder, or agent who was engaged by any of the Selling Group Members with respect to the sale of the Company Business.

      (h) Title to Valley Assets. The Valley Assets, together with the Third Party Property, constitute all of the assets, properties and rights used in carrying on the Company Business as conducted by the Company prior to the Closing, and the Sellers have good, valid title to, or a valid leasehold interest in, or right to use, all of such assets, properties and rights. The interest of Sellers in and to the Valley Assets, and the interests of the Sellers under the Assumed Contracts, will be transferred to the Buyer on the Closing Date free of all Liens, other than any such Liens as may be created by Buyer at Closing, Permitted Liens and, in the case of any real property, any Permitted Real Estate Restrictions. Other than as related to the Third Party Property otherwise identified herein, there are no assets, properties or rights which are used in the operation of the Company Business which are owned by any Person other than the Sellers which are of any material value or which are otherwise material to the operations of the Company Business. The Sellers enjoy peaceful and undisturbed possession of all Leased Property.

      (i) Financial Statements. Attached hereto as EXHIBIT O are (i) the audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996, December 31, 1995, December 31, 1994 for the Company and (ii) the Interim Financial Statements (collectively the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with the books and records of the Company and, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the financial condition of the Company as of such dates and the results of operations of the Company for such periods subject, in the case of the Interim Financial Statements, to normal year end audit adjustments, none of which are material.

      (j) Events Subsequent to Most Recent Year-End. Since the Most Recent Year-End, and except as otherwise disclosed on, or reflected in, the Interim Financial Statements or SCHEDULE 4(J) hereto, (i) no event, condition or circumstance has occurred which has resulted, or is reasonably expected to result, in any Material Adverse Change, (ii) the Company has been operated in the Ordinary Course of Business and (iii) the Company has not suffered any damage, destruction or casualty loss to any of its assets (whether or not covered by insurance) having a replacement cost or fair market value in excess of $50,000.

      (k) Liabilities. Except as disclosed on SCHEDULE 4(K) hereto or otherwise disclosed or reflected on the Most Recent Year-End Balance Sheet and the Interim Balance Sheet, and/or the notes thereto, neither of the Sellers have any liabilities (matured or unmatured, fixed or contingent) except (i) liabilities incurred by the Company in the Ordinary Course of Business since the Most Recent Year-End, (ii) liabilities of the Company disclosed on any Schedule hereto, (iii) liabilities of the Company arising (A) under any Contracts or (B) in respect of warranty or product liability claims in amounts consistent with historical claims experience, (iv) obligations of the Company for borrowed money or under any guarantees of obligations of third parties not required by GAAP to be reflected, reserved against or disclosed on the Most Recent Year-End Balance Sheet or the Interim Balance Sheet which, individually or in the aggregate, could not reasonably be expected by the Sellers to have a Material Adverse Effect and (v) other liabilities of the Company which, individually or in the aggregate, could not reasonably be expected by the Sellers to have a Material Adverse Effect.

      (l) Legal Compliance. Except as otherwise disclosed on SCHEDULE 4(L)(I) hereto, the Sellers are in compliance with all Applicable Laws. Except as otherwise disclosed on SCHEDULE 4(S) hereto in connection with any threatened or pending Action, none of the Selling Group Members have received any written notice of any alleged claim or threatened claim, violation of or liability under any such Applicable Law which has not heretofore been cured or for which there is no remaining liability not otherwise reflected, or reserved for, in the Interim Balance Sheet.
      SCHEDULE 4(L)(II) hereto sets forth a list of all Permits held by the Company. Except as set forth on SCHEDULE 4(L)(II), the Company is the holder of all Permits and is in compliance with all of the Permits and all such Permits are valid, binding, and in full force and effect and no loss or termination of any such Permit is pending, threatened or reasonably foreseeable (other than expiration upon the end of the term thereof).

      (m) Tax Matters. Except as set forth on SCHEDULE 4(M)(I) hereto, or in respect of which any resulting liability has been properly accrued in accordance with GAAP (i) the Sellers have filed, or caused to be filed in compliance with Applicable Laws, all returns, declarations of estimated tax, tax reports, information returns and statements required to be filed by each such Seller prior to the Closing Date relating to any Taxes due from the either Seller with respect to any income, assets or operations of the Sellers prior to the Closing Date (collectively, the "Returns"),
      (ii) as of the time of filing, the Returns were true and correct in all respects, (iii) the Sellers have paid all Taxes shown to be due on such Returns, (iv) the Sellers have not waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made, (v) there are no pending Tax audits of any Returns of either of the Sellers and neither Seller has received written notice of any unresolved questions or claims concerning its Tax liability, and (vi) neither of the Sellers have consented to have the provisions of Section 341(f)(2) of the Code applied to it. Neither of the Sellers have, during the five-year period ending on the Closing Date, been a personal holding company within the meaning of Section 541 of the Code. Except as set forth on SCHEDULE 4(M)(II) hereto, each of the Sellers have complied in all respects with all Applicable Laws relating to the payment and withholding of Taxes and have withheld all amounts required to be withheld from the wages or salaries of employees in accordance with Applicable Laws. Neither of the Sellers is, or has been, a party to any Tax sharing agreement. Neither of the Sellers has any obligation, including in connection with this Agreement and the other Documents, to make any payments that will be non-deductible under Section 280G of the Code (or any corresponding provision of any applicable state, local or foreign law relating to Income Taxes). Since December 31, 1986, neither of the Sellers has filed or been included in any combined or consolidated Return with any other Person or been a member of an Affiliated Group within the meaning of Section 1504 of the Code.

      (n)   Environmental Matters.

            Except as set forth on SCHEDULE 4(N) hereto:

            (i) the Company is in compliance with all Environmental Laws and, other than as to matters heretofore corrected or resolved, the Company has not received any communication from a Governmental Authority that alleges that the Company is not in such compliance;

            (ii) there is no Environmental Claim currently pending or, to the knowledge of any of the Selling Group Members, threatened against
            (A) the Company, (B) any Person whose liability for such Environmental Claim the Company has retained or assumed either contractually or by operation of law or (C) against any real or personal property or operations which the Company currently or formerly owns/owned, leases/leased or operates/operated;

            (iii) the Company has not disposed of or released any substance, arranged for the disposal of any substance, knowingly exposed any employee or other individual to any substance or condition, or owned or operated its businesses or any property or facility nor at any time in the past which could reasonably be expected to give rise to any liability or corrective or remedial obligation of the Company under any Environmental Laws;

            (iv) no real property currently or formerly owned or operated by the Company is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, nor does the Company have any knowledge of any facts that could, if known to any Governmental Authority, give rise to a potential claim under any Environmental Law, and the Company has not received any written notice of potential liability from any Person under or relating to CERCLA or any comparable state or local Environmental Law;

            (v) the Company has not disposed or arranged for the disposal of any waste at any off-site location which is listed on the National Priorities List or on any comparable state list, nor has the Company received any written notice from any Person with respect to any such off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local law; and

            (vi) to the knowledge of Sellers, no underground storage tanks ("USTs"), asbestos containing materials ("ACMs"), polychlorinated biphenyls ("PCBs"), above ground storage tanks ("ASTs") or other storage containers are located on, under, in, or otherwise connected to any property or facility currently or formerly owned or operated by the Company.

      (o)   Real Property.

            (i) The Lodi Facility constitutes the only real property that the Company owns. As related to the Lodi Facility:

                   (A) the Company has good and marketable fee simple title to the same, free and clear of any Lien or other easement, covenant, or other restriction, except for Permitted Liens and Permitted Real Estate Restrictions;

                   (B) there are no leases, subleases, licenses or other agreements granting to any party or parties the right of use or occupancy of any portion of the Lodi Facility; and

                   (C) there are no outstanding options or rights of first refusal to purchase the Lodi Facility, or any portion thereof or interest therein.

            (ii) SCHEDULE 4(O)(II) hereto lists all Real Property Leases, other than the Facility Leases. The Sellers have delivered to the Buyer correct and complete copies of each of the Real Property Leases. Neither Seller subleases any real property. Each Real Property Lease is legal, valid, binding, enforceable, and in full force and effect.

            (iii) With respect to the Material Real Property, no portion thereof is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority and there is no threatened condemnation or proceeding with respect thereto.

            (iv) All plant structures and equipment of the Sellers are in good operating condition and repair, subject to normal wear and tear and the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction.

            (v) Other than as related to customary service agreements, and such agreements as the Company has otherwise entered into in connection with certain construction-in-progress at the Company's facility located at 32501 Dequindre Road, neither of the Sellers has entered into any Contract, arrangement, license, concession or easement, either recorded or unrecorded, written or oral, affecting any of the Material Real Property, or any portion thereof or the use thereof.

            (vi) With respect to the Material Real Property, there are no (i) pending improvement Liens to be made by any Governmental Authority;
            (ii) violations of zoning ordinances, building codes or related regulations; or (iii) pending Actions to which either of the Sellers is a named party or in respect of which it has otherwise received notice, including any pending condemnation proceedings.

            (vii) All improvements made by the Company on the Material Real Property were permitted and conforming structures under applicable zoning and building laws and ordinances in effect when the improvements were constructed and the present uses thereof are permitted and conforming uses under applicable zoning and building laws and ordinances.

      (p) Intellectual Property. SCHEDULE 4(P)(I) hereto sets forth an accurate and complete list of all patents, pending patent applications, trademarks, servicemarks, pending trademark or servicemark applications and trade names licensed to, applied for or registered in the name of, either of the Sellers, and all copyright registrations or pending applications for registrations of the Sellers, including the nature (e.g., patent, trademark, etc.) of the intellectual property, the application or registration number, the jurisdiction and the record owner (the "Listed Intellectual Property"). Except as set forth on SCHEDULE 4(P)(II), with respect to the Listed Intellectual Property, no registration relating thereto (if any) has lapsed, expired or been abandoned or canceled or is the subject of cancellation proceedings. Except as set forth on SCHEDULE 4(P)(III), the Sellers own or possess adequate and enforceable licenses to use all Listed Intellectual Property and any other intellectual property rights (including, without limitation, drawings, trade secrets, know-how and confidential information) currently used by the Sellers, or necessary to permit the Sellers to conduct the Company Business as now conducted (the Listed Intellectual Property and the other intellectual property rights hereinafter collectively called the "Intellectual Property"). SCHEDULE 4(P)(IV) sets forth all licenses to which either of the Sellers are a party relating to the Intellectual Property (the "Intellectual Property Licenses"). Except as set forth on SCHEDULE 4(P)(V), the operations of the Company Business as currently conducted do not infringe upon the proprietary rights of others, nor have any of the Selling Group Members received any notice or claim from any third party of any such infringement. The Company is not aware of any infringement by any third party on, or any competing claim of right to use or own any of the Intellectual Property. No Contract between the Company and any other Person exists and no Liens, other than Permitted Liens, exist which in either case would impede or prevent the continued use by the Company of the entire right, title and interest of the Company in and to any of the Intellectual Property.

      (q) Contracts. SCHEDULE 4(Q) hereto sets forth an accurate and complete list of each Material Agreement. All of the Material Agreements are enforceable in all respects by the Company in accordance with their terms except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and the Company is not in breach or default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any Material Agreement. To the knowledge of the Company, no other party to a Material Agreement is in beach or default thereunder.

      (r) Powers of Attorney. SCHEDULE 4(R) hereto sets forth outstanding powers of attorney executed on behalf of either of the Sellers.

      (s) Litigation. SCHEDULE 4(S) hereto sets forth each instance in which either of the Sellers (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (ii) is a party to any Action or (iii) has, to the knowledge of any of the Selling Group Members, been threatened with any claim or litigation which has not otherwise been finally resolved,.

      (t)   Employee Benefits.

            (i) The Company is not a party to, or bound by, any collective bargaining agreement covering its employees. The Company is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. There is no labor strike, dispute, slowdown, stoppage or organizational effort pending or threatened against or involving the Company (other than individual grievances that arise in the ordinary course).

            (ii)   Except as set forth on SCHEDULE 4(T)(II) hereto, the Company
            (A) does not maintain any Employee Benefit Plan, (B) does not presently contribute to any Employee Benefit Plan maintained by any other Person and (C) is not liable for any payments pursuant to any Employee Benefit Plan maintained by the Company or any other Person. Each Employee Benefit Plan has been maintained in all respects in accordance with its terms and, where applicable, in compliance with ERISA, the Code and all other Applicable Laws. The Company has not maintained or contributed to any Employee Benefit Plan which is an "employee defined pension benefit plan" as such term is defined in Section 3(35) of ERISA or a "multi-employer plan" as such term is defined in Section 3(37) of ERISA.

            (iii) With respect to each such Employee Benefit Plan governed by ERISA, the Company previously has furnished to Buyer a true and correct copy of, where applicable, (A) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (B) the plan document, (C) each trust agreement and group annuity contract, if any, relating to such ERISA Plan, (D) the most recent summary plan description and (E) the most recent determination letter issued by the IRS.

            (iv) Except as set forth in SCHEDULE 4(T)(IV) hereto, with respect to each such Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued.

            (v) No such Employee Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

            (vi) Except as set forth in SCHEDULE 4(T)(VI) hereto, each of such Employee Benefit Plans which is intended to be a qualified plan within the meaning of Section 40l(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified status.

            (vii) Except as set forth in SCHEDULE 4(T)(VII) hereto, no such Employee Benefit Plan provides health, medical or life insurance benefits with respect to any current or former employees of the Company beyond their retirement or other termination of service other than (A) coverage mandated by applicable law, or (B) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

            (viii) With respect to all of its past and present employees, the Company has complied with the notice and continuation requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code.

            (ix) All contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been paid to each such ERISA Plan which is an "Employee Pension Benefit Plan", (as defined in ERISA).

            (x) Each such Employee Benefit Plan which is intended to meet the requirements of Section 125 of the Code meets such requirements and each program of benefits for which employee contributions are provided pursuant to elections under any such Employee Benefit Plan meets the requirements of the Code applicable thereto.

            (xi) No "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any such ERISA Plan which is an Employee Pension Benefit Plan (as defined in ERISA), or its related trust, which could subject the Company, or any officer, director or employee of the Company, to any Tax or penalty imposed under Section 4975 of the Code or liability under Section 406 of ERISA.

            (xii) There are no actions, suits, proceedings, hearings or investigations with respect to the administration or the investment of assets of any such Employee Benefit Plan (other than routine claims for benefits) and none of the Selling Group Members have received any written notice threatening any such action, suit, proceeding, hearing or investigation.

            (xiii) All reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Employee Benefit Plan.

      (u) Insurance. SCHEDULE 4(U) hereto contains an accurate and complete list and a brief description of all insurance policies currently in effect which are presently owned or held by either of the Sellers, insuring the products, properties, assets, business and operations of the Company and its potential liabilities to third parties, and all general liability policies maintained by either of the Sellers. As of the Closing Date, all premiums due have been paid and no notice of cancellation or termination or intent to cancel has been received by either of the Sellers with respect to any such policy. To the knowledge of the Sellers, the Company is not in default under any such insurance policies, nor do such Sellers have any reason to believe the Company is in violation of any of the conditions necessary for the maintenance of continued coverage under such policies.

      (v) Bank Accounts. SCHEDULE 4(V) hereto contains a correct and complete list of the name of each bank or other financial institution which the Company has an account or safe deposit box, and the names of all Persons authorized to draw thereon or to have access thereto.

      (w) Product Liability. Except as set forth on SCHEDULE 4(W) hereto and except for routine warranty claims for the return of defective or non-conforming merchandise, there exist no claims made and not otherwise covered by insurance, but subject otherwise to currently applicable deductibles threatened claims against the Company for injury to persons or property suffered by any Person as a result of the sale of any product by the Company, including, but not limited to, claims alleging defective or unsafe nature of the products of the Company.

      (x)   HSR.   The Selling Group Members have received notice of the early termination of the waiting required under the provisions the Hart-Scott-Rodino Act.

      (y)   Inventories; Accounts and Notes Receivable.

            (i) Except as set forth on SCHEDULE 4(Y)(I) hereto, the inventories of the Sellers include no items which are obsolete, of below standard quality or of a quality or quantity not usable or salable in the normal course of business, the aggregate value of which has not been written down on the books of account of the Sellers to realizable market value or with respect to which adequate reserves have not been provided.

            (ii) All of the accounts receivable and notes receivable owing to the Sellers as of the Closing Date constitute and as of the Closing will constitute valid and enforceable claims arising from bona fide transactions in the Ordinary Course of Business. SCHEDULE 4(Y)(II) hereto sets forth all known or asserted claims, refusals to pay or other rights of set-off against the accounts receivable and notes receivable owing to the Sellers as of the Closing Date which are in excess of $_________________________.

      (z) Customers. SCHEDULE 4(Z)(I) sets forth a list of each customer of the Company to which the Company, individually or in the aggregate, sold more than $750,000.00 in goods or service in its most recent fiscal year (the "Principal Customers"). Except as set forth on SCHEDULE 4(Z)(I), the relationships of the Company with its customers are good commercial relationships, and the Company does not know of any plan or intention of any customer and has not received any written threat or notice from any customer to terminate, cancel or modify its relationship with the Company.

      (aa) Suppliers and Vendors. Since March 31, 1997, no material supplier or vendor of the Company has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or has decreased, limited or otherwise modified, or threatened to decrease, limit or otherwise modify, the services, supplies or materials it provides to the Company.

      (bb)  Certain Business Relationships with Valley.  Except as set forth on
      SCHEDULE 4(BB) hereto, and except for normal advances to employees consistent with past practices, payment of compensation to employees consistent with past practices, and participation in Employee Benefit Plans by employees, neither of the Sellers has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, any Affiliate of such Person or any officer, director, manager or partner of the Company or their respective Affiliates (including, the Selling Group Members).

      (cc) Reimbursement of Advances. All amounts owed to the Company as reimbursements for claims paid by the Company to, or for the account of, employees and beneficiaries of Medikmark, Inc. and Automed, Inc. under the Company's health plan have been fully reimbursed to Valley.

      (dd) Trust Representation. No more than $____________________ of the Closing Payment Amount shall be distributed by the Selling Group Members to the Trust established under that certain Trust Agreement dated August __, 1997 between Charles J. O'Toole and Citicorp Trust South Dakota, as Trustees, and Fisher, as Settlor.

      5.    REPRESENTATIONS AND WARRANTIES OF THE BUYER.

            The Buyer represents and warrants to the Selling Group Members that:

      (a) Organization of Buyer Companies. The Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware. Parent is a limited liability company, duly formed, validly existing, and in good standing under the laws of the State of Delaware.

      (b) Authorization of Transactions. Each of the Buyer Companies has full power and authority to execute and deliver this Agreement and each of the other Documents to which it is a party, and to perform its obligations under the Documents to which it is a party. Each of the Documents constitutes the valid and legally binding obligation of each of the Buyer Companies a party thereto, enforceable in accordance with its terms and conditions. Except as set forth on SCHEDULE 5(B) hereto, no filing with, and no permit, authorization, consent or approval of, any Person is necessary to be obtained by the either of the Buyer Companies for the consummation by the Buyer Companies of the Transactions. The execution, delivery and performance by each of the Buyer Companies of this Agreement and each other Document to which such Party is or will be a party, and the consummation of the Transactions, have been duly and validly authorized by all necessary action on the part of such Party.

      (c) Noncontravention. Neither the execution and the delivery of the Documents by either of the Buyer Companies, nor the performance by such Party of its obligations thereunder, will (i) violate any law, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either such Party is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any other agreement, contract, instrument, or other arrangement which, if terminated or otherwise violated, would as to the Parent and its subsidiaries, taken as a whole, have a Material Adverse Effect.

      (d) Consents and Authorizations. Except as required under the provisions of the Hart-Scott-Rodino Act, neither of the Buyer
      Companies, nor any member of the Parent needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other Person in order for the Parties to consummate the Transactions, which authorization, consent, or approval has not otherwise been so obtained.

      (e) Litigation. There are no Actions pending or, to the knowledge of either of the Buyer Companies, threatened against or involving such Party, any of its assets or properties, or otherwise that question the validity of the Documents or seek to prohibit, enjoin or otherwise challenge the consummation of the Transactions. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Governmental Authority against either of the Buyer Companies or any of its assets or properties which prohibit or enjoin the consummation of the Transactions.

      (f) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Seller Group Members could become liable or obligated.

      6.   EMPLOYEE MATTERS.

      (a) Employment. On the Closing Date, Buyer will offer employment to all employees (whether working or on a leave of absence) of the Company Business, effective as of the Closing Date and at rates of compensation at least equal to the rates of compensation applicable to such employees as of the Closing Date.

      (b) Employee Benefit Obligations. Buyer acknowledges that, except as set forth in SCHEDULE 6(B) hereto, the Valley Liabilities shall include all employee benefit-related obligations or liabilities of the Sellers existing at the Closing Date with respect to the current and former employees of the Company Business under the provisions of each Employee Benefit Plan or other employee benefit plan, fund, program or arrangement sponsored or maintained by Sellers as of the Closing Date, including, without limitation, all liabilities and obligations of the Sellers in respect of vacation pay, sick pay, severance pay, insurance and payroll taxes and all accrued contributions, if any, required under the terms of any Employee Benefit Plans, or salary reduction amounts and matching contributions with respect thereto through the Closing Date. Nothing contained in this Agreement shall obligate the Buyer to continue or maintain any Employee Benefit Plan or paid time off policy adopted or sponsored by the Company prior to the Closing Date, or to continue to provide the same level of benefits under any Employee Benefit Plan or paid time off policy adopted or sponsored by the Company prior to the Closing.

      (c) Medikmark/Automed Coverage. Effective as of the Closing Date, the Sellers shall cause Medikmark, Inc. ("Medikmark") and Automed, Inc. ("Automed") to have established their own separate 401(k) plan and employee health and medical plan coverage and all coverage of employees of Medikmark and Automed under the Employee Benefit Plan shall thereupon terminate; provided, however, the Buyer shall administer all claims incurred prior to the Closing Date under, and subject to, the terms of the Company's self-insured health plan, and Sellers shall immediately reimburse all payments made by the Buyer with respect to such claims.

      (d) Severance Liabilities. Buyer will be responsible for, and will indemnify Sellers against, any and all liabilities for severance pay, including liability under the Worker Adjustment and Retraining Notification Act or any similar state law relating to or arising out of the layoff or termination of employment of any employees of the Company Business after the Closing Date.

      (e) No Third-Party Rights. Nothing contained in this Agreement shall confer upon any employee any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any right to employment or continued employment or to any benefits that may be provided, directly or indirectly, under any employee benefit plan, policy or arrangement of the Buyer or Sellers, nor shall anything contained in this Agreement constitute a limitation on or restriction against the right of the Buyer or Sellers to amend, modify or terminate any such plan, policy or arrangement or the terms or conditions of employment.

      7.    REMEDIES FOR BREACHES OF THIS AGREEMENT AND THE OTHER DOCUMENTS.

      (a) Survival of Representations and Warranties/Claims Period. The representations and warranties of the Parties contained in the Documents, shall survive the Closing and continue in full force and effect for a period (the "Claims Period") determined as follows: (i) the representations and warranties of the Sellers set forth in Section 4(a),
      (b), (c), (d), (e), (f), (g) and, as to matters of title, (h), and the representations and warranties of the Buyer in Section 5(a), (b), (c),
      (d) and (f), shall continue in full force and effect indefinitely, (ii) the representations and warranties of the Seller in Section 4(n) shall continue in full force and effect for a period of 3 years after Closing and (iii) all other representations and warranties of the Parties shall continue in full force and effect for a period of 18 months after the Closing.

      (b) Indemnification Provisions for Benefit of the Buyer. Each of the Selling Group Members shall indemnify the Buyer and its officers, directors, stockholders, partners, trustees, beneficiaries, employees, agents, Affiliates, successors and assigns (collectively, the "Buyer Indemnified Persons") from and against such Selling Group Member's Allocable Portion of any Indemnifiable Losses such Buyer Indemnified Persons shall incur as a result of (i) any breach or inaccuracy in any representation or warranty made by any of the Selling Group Members under the Documents, (ii) except as set forth in clause (D) below, any breach by any of the Selling Group Members of any of the Selling Group Members' covenant or other agreement of any of the Selling Group Members as provided for in the Documents, (iii) all costs and penalties incurred by any of the Buyer Indemnified Persons, including legal fees, if any, as a result of the alleged failure of the Company to file Annual Reports with respect to the Company's 125 Plan,
      (iv) any claims asserted in respect of the Threatened Claims or (v) the assertion against any of the Buyer Indemnified Persons of any Excluded Obligation, provided, that:

            (A) such claim for indemnification must be asserted by Buyer Indemnified Persons within the related Claims Period (if any), pursuant to a written claim for indemnification delivered to the Valley Equityholder Representative by written notice in the manner provided herein, provided, however, that after the assertion of any such claim hereunder on or prior to the expiration of the Claims Period (if any), the Buyer Indemnified Persons shall be fully entitled to the benefits of this Section 7 (and the other indemnification provisions in this Agreement) notwithstanding the fact that such claim shall not be finally resolved on or prior to the expiration of the Claims Period (if any);

            (B) except for any Lodi Environmental Liabilities or Indemnifiable Losses caused by the breach of an Excluded Representation or Warranty, the Selling Group Members shall not have any obligation to indemnify the Buyer Indemnified Persons from and against any Indemnifiable Losses arising out of any Threatened Claims or caused by the breach of any representation or warranty contained in Section 4 of this Agreement until the Buyer Indemnified Persons have incurred such Indemnifiable Losses which, in the aggregate, exceed a $750,000 aggregate deductible, it being acknowledged and agreed that the Selling Group Members will only be obligated to indemnify the Buyer Indemnified Persons from and against such further Indemnifiable Losses in excess of such $750,000 deductible amount;

            (C) except for Indemnifiable Losses caused by the breach of an Excluded Representation or Warranty, the Selling Group Members shall not have any obligation to indemnify the Buyer Indemnified Persons from and against any Indemnifiable Losses caused by the breach of any representation or warranty contained in Section 4 of this Agreement, any Lodi Environmental Liabilities or any Threatened Claims to the extent the indemnification claims which the Selling Group Members have, in the aggregate, paid, discharged or otherwise satisfied, exceed an aggregate ceiling of $6,000,000, it being acknowledged and agreed that the maximum liability of the Selling Group Members to the Buyer Indemnified Persons in respect of such Indemnifiable Losses shall be the aggregate amount of $6,000,000; and

            (D) with regard to any breach of any of the covenants set forth in subsections (c), (d) or (e) of Section 8 hereof, (1) Morgan shall be solely liable to the

            Buyer Indemnified Persons for any breach of any such covenant(s) by Morgan, and neither Fisher, nor any other Selling Group Member, shall have any liability to the Buyer Indemnified Persons for such breach and (2) Fisher and each of the other Selling Group Members (other than Morgan) shall be solely liable to the Buyer Indemnified Persons for any breach of any covenant(s) by Fisher or such other Selling Group Member (other than Morgan), and Morgan shall have no liability to the Buyer Indemnified persons for such breach.

      Notwithstanding anything to the contrary contained herein, the limitations set forth in the foregoing provisions of clauses (B) and (C) above shall not apply to the willful breach of any representation or warranty.

      (c) Indemnification Provisions for Benefit of Selling Group Members. The Buyer Companies shall jointly and severally indemnify the Selling Group Members and each of the officers, directors, stockholders, partners, trustees, beneficiaries, employees, agents, Affiliates, successors and assigns of each of the Selling Group Members (collectively, the "Seller Indemnified Persons") from and against all Indemnifiable Losses any of the Seller Indemnified Persons shall incur as a direct result of (i) any breach or inaccuracy in any representation or warranty made by the Buyer Companies under the Documents, and (ii) any breach by the Buyer Companies of any of the covenants or other agreements of the Buyer Companies as provided for in the Documents or (iii) the assertion against any of the Seller Indemnified Persons of any liability for any of the Valley Liabilities, provided, that:

            (A) such claim for indemnification must be asserted by a Stockholder within the related Claims Period, pursuant to a written claim for indemnification delivered to the Buyer by written notice as herein provided, however, that after the assertion of any such claim hereunder on or prior to the expiration of the Claims Period (if any), the Seller Indemnified Persons shall be fully entitled to the benefits of this Section 7 (and the other indemnification provisions in this Agreement) notwithstanding the fact that such claim shall not be finally resolved on or prior to the expiration of the Claims Period (if any).;

            (B) the Buyer Companies shall not have any obligation to indemnify the Seller Indemnified Persons from and against any Indemnifiable Losses caused by the breach of any representation or warranty (other than an Excluded Representation or Warranty) contained in Section 5 of this Agreement, or any representation or warranty made to Fisher or Morgan under the Parent Subscription Documents, until the Seller Indemnified Persons have incurred such Indemnifiable Losses which, in the aggregate, exceed a $60,000.00 aggregate deductible, it being acknowledged and agreed that the Buyer Companies will only be obligated to indemnify the Seller Indemnified Persons from and against such further Indemnifiable Losses in excess of such $60,000.00 deductible amount; and

            (C) the Buyer Companies shall not have any obligation to indemnify the Seller Indemnified Persons from and against any Indemnifiable Losses caused by the breach of any representation or warranty (other than an Excluded Representation or Warranty) contained in Section 5 of this Agreement, or any representation or warranty made to Fisher or Morgan under the Parent Subscription Documents, to the extent the indemnification claims which the Buyer Companies have, in the aggregate, paid, discharged or otherwise satisfied, exceed an aggregate ceiling of $480,000.00, it being acknowledged and agreed that the maximum liability of the Selling Group Members to the Buyer Indemnified Persons in respect of such Indemnifiable Losses shall be the aggregate amount of $480,000.00.

      Notwithstanding anything to the contrary contained herein, the limitations set forth in the foregoing provisions of clauses (B) and (C) above shall not apply to the willful breach of any representation or warranty.

      (d) Closing Equity Value. Notwithstanding anything to the contrary set forth in this Section 7, the Selling Group Members have no liability to the Buyer Indemnified Persons for any claims arising out of the breach of any representation or warranty set forth in Section 4 hereof to the extent the liability or loss claimed to have been incurred by the Buyer Indemnified Person(s) has otherwise been reflected or reserved for in the determination of the Closing Equity Value, as finally determined and adjustment to the Purchase Price shall have been made in accordance with this Agreement.

      (e) Notice of Claim. In the event a Party, or Parties, desire(s) to make a claim for indemnification under the provisions of this Agreement, including any claim for indemnification in respect of a Third Party Claim under subsection (f) below, against any other Party(ies), the Party(ies) seeking indemnification (the "Indemnified Party") shall, within the Claims Period, promptly notify the other Party(ies) (the "Indemnifying Party"), in writing (an "Indemnity Claim Notice"), of such claim or demand, specifying in reasonable detail the nature of such claim or demand and the amount or estimated amount thereof to the extent then feasible. The Indemnifying Party shall have fifteen (15) days after receipt of the Indemnity Claim Notice (the "Response Period") within which to notify the Indemnified Party (i) whether or not such Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) in the case of a claim for indemnity involving a Third Party Claim, and notwithstanding whether the Indemnifying Party disputes his or its liability to the Indemnified Party, whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party disputes his or its liability with respect to such claim or demand for indemnification, or the amount thereof (and whether or not, in the case of any Third Party Claim, such Indemnifying Party otherwise desires to defend the Indemnified Party against such claim as otherwise provided in subsection (e) below), the dispute as to the liability of the Indemnifying Party with respect to such claim or demand for indemnification, or the amount thereof, shall, unless otherwise agreed by the Indemnified Party and Indemnifying Party, be resolved in accordance with the provisions of subsection (g) below. If the Indemnifying Party fails to notify the Indemnified Party within the Response Period that it disputes the claim or demand for indemnification made by the Indemnified Party, or the amount thereof, or otherwise admits such liability in such notification, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

      (f)   Third Party Claims.

                   (i) In the event that any claim or demand made by an Indemnified Party for indemnification in an Indemnity Claim Notice arises out of the assertion of any claim or demand against the Indemnified Party by any third party (a "Third Party Claim"), then the defense of such Third Party Claim shall be handled in accordance with the provisions of this subsection (f).

                   (ii) In the event the Indemnifying Party notifies the Indemnified Party within the Response Period that they desire to defend against the Third party Claim, then the Indemnifying Party will have the right thereafter to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that:

                         (A) in the event the Indemnifying Party has otherwise disputed his or its liability with respect to such claim or demand for indemnification made by the Indemnified Party, or the amount thereof, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party;

                         (B) in the event the Indemnifying Party has otherwise admitted or accepted his or its liability with respect to such claim or demand for indemnification made by the Indemnified Party, and the amount thereof, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

                   (iii) In the event the Indemnifying Party does not elect to assume the defense of a Third Party Claim within the Response Period, such Indemnifying Party may, at any time thereafter, and provided such Indemnifying Party agrees to assume liability for such Third Party Claim and the underlying indemnity claim made by the Indemnified Party, elect to assume such defense, provided, that, the assumption of such defense at such time would not otherwise unduly prejudice the rights or interests of the Indemnified Party.

                   (iv) Unless and until an Indemnifying Party assumes the defense of a Third Party Claim as provided in Section 7(f)(ii) or
            (iii) above, the Indemnified Party may
            defend against such Third Party Claim in any manner he or it reasonably may deem appropriate.

                   (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party in the event the Indemnifying Party has otherwise elected to assume and conduct the defense of such Third Party Claim or otherwise prior to the expiration of the Response Period.

      (g) Arbitration. The parties shall attempt in good faith to resolve all disputes with respect to any claims for indemnification under this Agreement by arbitration in Detroit, Michigan, before a single arbitrator pursuant to the rules of the American Arbitration Association.
      Arbitration may be commenced at any time by any Party hereto by giving written notice to each other Party to such dispute that such dispute has been referred to arbitration under the provisions of this subsection (g). The arbitrator shall be selected by the joint agreement of the Indemnified Party and Indemnifying Party, but if they do not so jointly agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be appealable by any Party in accordance with Section 9(i). The Selling Group Members on the one hand and the Buyer Companies on the other hand shall each bear their own expenses of arbitration, provided, that, the expenses of the arbitrator shall be equally shared by the Selling Group Members and the Buyer Companies.

      (h) Determination of Indemnifiable Loss. In the determination of Indemnifiable Losses for purposes of this Agreement, appropriate adjustments for tax benefits resulting in actual reduced tax payments in the fiscal year in which the Indemnified Loss was paid shall be made. All indemnification payments under this Agreement shall be deemed adjustments to the Purchase Price.

      (i) Exclusive Remedy. The indemnification provisions of this Agreement are intended to be the exclusive remedy of the Parties for any breach of the representations, warranties or covenants set forth in this Agreement, provided, however, that, in such instances where injunctive or other equitable relief is otherwise appropriate, nothing herein shall be deemed to preclude a Party from commencing an action in a court specified in
      Section 9(i) for the purpose of obtaining any such injunctive or other equitable relief otherwise deemed necessary or appropriate by such Party.

      8.    POST-CLOSING COVENANTS.

            The Parties agree as follows with respect to the period following the Closing:

      (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 above).

      (b) Litigation Support. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or the other Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 above).

      (c) Non-Competition. For a period commencing on the Closing Date and terminating on the fifth anniversary thereof, no Restricted Party (as defined below) will, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other Person (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly is engaged in the Company Business (collectively "Competitive Businesses'') in the United States of America or Canada; provided, however, that nothing herein shall be deemed to prevent any Restricted Party from acquiring through market purchases and owning, solely as an investment, less than two percent of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System or any similar system of automated dissemination of quotations of securities prices in common use, so long as the Restricted Party is not a member of any ''control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer and which is engaged in a Competitive Business. The Restricted Parties agree that the covenant provided for in this Section 8(c) is reasonable and necessary in terms of time, activity and territory to protect the Buyer's interest as a buyer of the Purchased Shares. To the extent that the covenant provided for in this Section 8(c) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. As used in this Agreement, a "Restricted Party" shall mean the Selling Group Members and their respective Affiliates.

      (d)   Non-Disclosure.

            (A) Neither the Selling Group Members nor any of their respective Affiliates (collectively, the "Covered Persons") shall disclose. divulge, furnish or make accessible to anyone (other than the Buyer or any of its Affiliates or representatives) any Restricted Confidential Information (as defined below), or in any way use any such Restricted Confidential Information in the conduct of any business.

            (B) Nothing in this Section 8(d) shall prohibit the disclosure by any Covered Person of any Restricted Confidential Information to
            (i) any federal, state or other regulatory authority having jurisdiction over such Covered Person or (ii) any other Person to which such disclosure shall, in the opinion of counsel, be legally necessary (x) to effect compliance with any law, rule, regulation or order applicable to such Covered Person, (y) in response to any subpoena or other legal process, (z) in connection with any litigation to which such Covered Person is a party; provided, however, that no disclosure shall be made until such Covered Person shall give written notice to the Buyer of the intention to disclose such Restricted Confidential Information so that the Buyer may contest the need for disclosure, and such Covered Person shall reasonably cooperate at the request of the Buyer with the Buyer in connection with any such proceeding.

            (C) For purposes of this Section 8(d), "Restricted Confidential Information" means any Confidential Information pertaining to the Company immediately prior to the Closing, including, but not limited to, information concerning its financial condition, prospects, customers, sources of leads, methods of doing business,. and the manner of design, manufacture, financing, marketing and distribution of its products; provided, however, that Restricted Confidential Information does not include information that is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 8(d) by any Covered Person.

      (e) Non-Solicitation of Employees and Customers. For a period of five years following the Closing Date, no Restricted Party will, directly or indirectly, for itself or for any other Person, (a) attempt to employ or enter into any contractual employment arrangement with any employee of the Buyer or any former employee of the Buyer until nine months after such Person's employment with the Buyer ended, or (b) call on or solicit any of the customers or clients of the Buyer for the purpose of competing with the Borrower.

      9.    MISCELLANEOUS.

      (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in
      Section 7 above.

      (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure and allow the other Party to comment upon the disclosure).

      (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (d) Entire Agreement. This Agreement (including the documents listed as Exhibits and Schedules and attached hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and to any financing institutions providing financing for the transactions contemplated hereunder and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Selling Group Members or Valley
      Equityholders Representative:


                               Robert L. Fisher
                               Ocean Reef Club
                               18 W. Snapper Point Drive
                               Key Largo, FL  33037
                               Telephone:   (305) 367-2454
                               Facsimile:   (305) 367-2964

      with a copies to:

                               Roger T. Morgan
                               c/o Valley Industries, Inc.
                               32501 Dequindre Road
                               Madison Hts., MI  48071
                               Telephone:   (810) 588-6900
                               Facsimile:   (810) 588-0027

                                      and

                               Arter & Hadden
                               925 Euclid Avenue, Suite 1100
                               Cleveland, Ohio  44115
                               Attention:  Charles J. O'Toole, Esq.
                               Telephone:   (216) 696-1100
                               Facsimile:   (216) 696-2645

      If to the Buyer:         Valley Industries, LLC
                               c/o Advanced Accessory Systems, LLC
                               Sterling Town Center
                               12900 Hall Road
                               Suite 2000
                               Sterling Heights, Michigan  48313
                               Attention:  Chief Executive Officer
                               Telephone:   (810) 997-2900
                               Telecopier:  (810) 997-6839
      with a copies to:
                               c/o Chase Capital Partners
                               380 Madison Avenue
                               12th Floor
                               New York, New York  10017
                               Attention:  Donald Hofmann
                               Telephone:  (212) 622-3100
                               Telecopier:  (212) 622-3101

                                      and

                               O'Sullivan Graev & Karabell, LLP
                               30 Rockefeller Plaza
                               New York, New York  10112
                               Attention:  John J. Suydam, Esq.
                               Telephone:  212-408-2400
                               Telecopier:  212-408-2467;

      Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (i)   Governing Law.

            (i) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

            (ii) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

            (iii) The parties to this Agreement agree that any and all actions arising under or in respect of this Agreement (including, without limitation, the resolution of any dispute under Section 7(g)) shall be litigated exclusively in any federal or state court of competent jurisdiction located in the State of Michigan. By execution and delivery of this Agreement, each party to this Agreement irrevocably submits to the personal and. exclusive jurisdiction of such courts for itself or himself and in respect of its or his property with respect to such action. Each party to this Agreement agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to he addresses specified for notice in this Agreement, of any processor summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

      (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and each of the Stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to be a continuous waiver or to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (l) Expenses. Each of the Buyer and the Stockholders will bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (o) Maintenance of Books and Records. Until the third anniversary of the Closing Date, the Buyer shall preserve all of the records relating to any of the assets, liabilities or business of the Company prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, the Selling Group members, and their respective representatives, shall be provided with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the former officers and employees of the Company and (ii) the books of account and records of the Company, but, in each case, only to the extent relating to the assets, liabilities or business of the Company prior to the Closing Date, and the Selling Group Members, and their respective representatives, shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by the Buyer if the Buyer sends written notice of its intent to destroy records to the Valley Equityholder Representative, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the Valley Equityholder Representative objects to the destruction in which case the Buyer shall deliver such records to the objecting party.

      (p) Transfer Taxes. Buyer acknowledges that in addition to the Buyer's liability to assume the Valley Liabilities, Buyer shall be, subject to receipt from Sellers of relevant sales and resales certificates which are required by the relevant state tax authorities in connection with the transfers contemplated by the Reorganization and evidence of payment, responsible to reimburse to Sellers all sums paid to any state or local taxing authority by the Sellers or any of the other Selling Group Members as sales or use taxes, or any transfer or conveyance fees or taxes, which may be payable by reason of the transfer of any of the Valley Assets to the Buyer and the consummation otherwise of the Transactions.

      (q) Release of Assets. Each Selling Group Member agrees that after giving effect to the Closing of the transactions contemplated by this Agreement, the Buyer shall be the owner of the Valley Assets, free and clear of all Liens, other than Permitted Liens and Liens granted by Buyer. To the extent that any Selling Group Member is deemed to have any interest in any Valley Asset, whether by operation of law, contract or otherwise, such Party hereby releases irrevocably, such interest and agrees, at the request of the Buyer to execute such further documents or instruments to further evidence of such release.

                                     *****

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on [as of] the date first above written.


VALLEY INDUSTRIES, LLC                    AAS HOLDINGS, LLC

By:                                       By:
    --------------------------------          ---------------------------------
Title:                                    Title:
       -----------------------------             ------------------------------

VALLEY INDUSTRIES, INC.                   FISHER PARENT HOLDINGS, INC.

By:                                       By:
    --------------------------------          ---------------------------------
Title:                                    Title:
       -----------------------------             ------------------------------

FISHER FAMILY HOLDINGS, INC.              FISHER PARENT HOLDINGS LIMITED
                                            PARTNERSHIP
By:
    --------------------------------
Title:                                    By:  Fisher Parent Holdings, Inc.
       -----------------------------           General Partner

                                          By:
                                              ---------------------------------
                                          Title:
                                                 ------------------------------

FISHER FAMILY HOLDINGS LIMITED
  PARTNERSHIP

By:  Fisher Family Holdings, Inc.         -------------------------------------
     General Partner                      Robert L. Fisher

By:
    --------------------------------
Title:
       -----------------------------      -------------------------------------
                                          Roger T. Morgan

                               INDEX TO SCHEDULES



Schedule 4(c)       Third-Party Approvals to be Obtained by the Selling Group
                    Members

Schedule 4(e)       Noncontravention

Schedule 4(f)       Governmental Consents to Transactions

Schedule 4(j)       Interim Events

Schedule 4(k)       Liabilities

Schedule 4(l)(i)    Non-Compliance with Applicable Laws

Schedule 4(l)(ii)   Permits

Schedule 4(m)(i)    Pending Tax Audits of the Company

Schedule 4(m)(ii) Non-Compliance with Applicable Laws Regarding Withholding of Taxes

Schedule 4(n)       Environmental Claims and Non-Compliance

Schedule 4(o)(ii)   Real Property Leases

Schedule 4(p)(i)    Listed Intellectual Property

Schedule 4(p)(ii)   Lapsed Listed Intellectual Property

Schedule 4(p)(iii)  Exceptions to License Rights

Schedule 4(p)(iv)   Intellectual Property Licenses

Schedule 4(p)(v) Notice of Third-Party Claims for Infringement of Proprietary Rights of Others

Schedule 4(q)       Material Agreements

Schedule 4(r)       Powers of Attorney on Behalf of Valley

Schedule 4(s)       Litigation for Valley

Schedule 4(t)(ii)   Employee Benefit Plans

Schedule 4(t)(iv)   Funded Benefit Obligations Under Employee Benefit Plans

Schedule 4(t)(vi)   Non-Qualified Employee Benefit Plans

Schedule 4(t)(vii) Employee Benefit Plans Providing Health, Medical or Life Insurance Benefits


Schedule 4(u)       Schedule of Insurance

Schedule 4(v)       Bank Accounts of the Company

Schedule 4(w)       Warranty Claims of the Company

Schedule 4(y)(i)    Obsolete Inventory

Schedule 4(y)(ii)   Accounts Receivable and Notes Receivable Disputes

Schedule 4(z)(i)    Principal Customers

Schedule 4(z)(ii) Notices from Principal Customers to Terminate, Cancel or Modify a Relationship

Schedule 4(bb)      Stockholder or Affiliate Agreements with the Company